EXHIBIT 16.2




                       Schuhalter Coughlin and Suozzo PC.
                               Raritan, New Jersey









April 19, 2004




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



Dear Sir or Madam:


We have read the first through forth paragraphs of Item 4 included in the Current Report on Form 8-K dated April 13, 2004 of Accident Prevention Plus, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statement in the first paragraph that the Schuhalter Coughlin & Suozzo PC. resignation is not the result of its relationship with the Company and the statements contained in the second through forth paragraphs referencing our firm.




Very truly yours,


/s/ Schuhalter Coughlin & Suozzo PC.
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   Schuhalter Coughlin & Suozzo PC.